Misonix, Inc. Terminates Agreement with PuriCore

Company Contact:	Investor Contacts:
Richard Zaremba	Robert Blum, Joe Dorame, Joe Diaz
Misonix, Inc.	Lytham Partners, LLC
631-694-9555	602-889-9700
invest@misonix.com	mson@lythampartners.com
www.misonix.com	www.lythampartners.com

FARMINGDALE, New York – October 11, 2013 – Misonix, Inc. (Nasdaq: MSON), a surgical device company that designs, manufactures and markets innovative therapeutic ultrasonic products worldwide for wound debridement, spinal surgery, cosmetic surgery, neurosurgery, laparoscopic surgery and other surgical applications, announced today that Misonix terminated its Product License and Distribution Agreement (“Agreement”) with PuriCore, Inc. for the sale of PuriCore’s Vashe System. Misonix and PuriCore have signed a Settlement Agreement resolving all issues.

As a result of the termination of the agreement, Misonix will no longer be obligated to pay the remaining minimum gross profit balance of $1.3 million. The Company previously recorded in fiscal 2013 all appropriate amounts.

Michael A. McManus Jr., President and CEO said, “We are pleased to place this matter behind us and move forward with our core business. We will continue to look for appropriate add on products to purchase or distribute that are synergistic to the core procedures and to our surgeons in the spine and wound care businesses.”

About Misonix

Misonix, Inc. designs, develops, manufactures and markets therapeutic ultrasonic medical devices. Misonix's therapeutic ultrasonic platform is the basis for several innovative medical technologies. Addressing a combined market estimated to be in excess of $3 billion annually; Misonix's proprietary ultrasonic medical devices are used for wound debridement, cosmetic surgery, neurosurgery, laparoscopic surgery, and other surgical and medical applications. Additional information is available on the Company's Web site at www.misonix.com.

Safe Harbor Statement

With the exception of historical information contained in this press release, content herein may contain "forward looking statements" that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Investors are cautioned that forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include general economic conditions, delays and risks associated with the performance of contracts, risks associated with international sales and currency fluctuations, uncertainties as a result of research and development, acceptable results from clinical studies, including publication of results and patient/procedure data with varying levels of statistical relevancy, risks involved in introducing and marketing new products, potential acquisitions, consumer and industry acceptance, litigation and/or court proceedings, including the timing and monetary requirements of such activities, the timing of finding strategic partners and implementing such relationships, regulatory risks including approval of pending and/or contemplated 510(k) filings, the ability to achieve and maintain profitability in the Company's business lines, and other factors discussed in the Company's Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company disclaims any obligation to update its forward-looking relationships.

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